Exhibit 99.1

PFO Global, Inc. Completes Merger and $4.0 Million Financing

Irving, TX -- (Marketwired) -- July 6, 2015 – PFO Global, Inc. (OTCBB: ENRGD), an innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies, today announced that on June 30, 2015, it completed the merger of PFO Acquisition Corp., a Florida corporation and its wholly-owned subsidiary and Pro Fit Optix Holding Company, LLC, a Florida limited liability company (“PFO”), with PFO continuing as the surviving company.

In connection with the merger, Rudolf Suter has been named the Company’s Chief Executive Officer and Timothy Kinnear has been named its Chief Financial Officer. Dr. Charles Posternack, Joseph Barry Schimmel, E. Dean Butler and Ed Greene have been named to the Company’s board of directors.

Immediately following the merger, the Company sold an aggregate of $4,480,000 in principal amount of an 8% original issue discount senior secured convertible debenture to Hillair Capital Investments L.P. for an aggregate purchase price of $4,000,000. The Company also issued to Hillair a five year warrant to purchase an aggregate of 2,240,000 shares of its common stock. Dawson James Securities, Inc. acted as the exclusive placement agent for the offering.

Rudolf Suter, Chief Executive Officer of the Company stated, “We are pleased to have successfully closed the merger and financing resulting in the emergence of PFO Global as a publicly traded company.”

About PFO Global

PFO Global is an innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies targeted for the global optometrists marketplace. PFO Global’s uniquely interactive manufacturing, fulfillment and proprietary online ordering systems combine with its eyewear lens product lines intended to meet the broad array of eyewear markets, from the independent eye care professional offices to finished eyewear products for US Healthcare Entitlement Programs, such as Medicaid and Medicare.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION:

Investor Relation:

PFO Global Inc.

Timothy Kinnear
817-251-4333
tkinnear@pfoglobal.com

Media Relation:

PFO Global Inc.

Claudine Williams

817-251-4333

cwilliams@pfoglobal.com